Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE
For Further Information, Contact:
John J. Millerick
Senior Vice President & CFO
(978) 326-4000

Paul M. Roberts
Director of Communications
(978) 326-4213
proberts@analogic.com

Analogic Corporation Reports Results
for Its Third Quarter 2007

PEABODY, MA (June 7, 2007) – Analogic Corporation (NASDAQ: ALOG), a leading designer and manufacturer of high-precision health and security imaging equipment, announced today results for its third quarter ended April 30, 2007.

Revenues from continuing operations for the third quarter ended April 30, 2007, were $83,889,000, compared with the prior year’s third-quarter revenues from continuing operations of $81,306,000, an increase of 3%. Net income from continuing operations and net income for the third quarter was $6,998,000, or $0.50 per diluted share, compared to $2,510,000, or $0.18 per diluted share, from continuing operations a year earlier.

Revenues from continuing operations for the nine months ended April 30, 2007, were $247,849,000, compared to the prior year’s nine-month revenues from continuing operations of $267,727,000, a decrease of 7%. Net income from continuing operations for the nine-month period was $7,058,000, or $0.50 per diluted share, compared to $12,670,000, or $0.92 per diluted share, for the same period a year earlier. During the nine-month period ended April 30, 2007, the Company recorded pretax restructuring and asset impairment charges of $9,705,000.

Net income attributable to discontinued operations, the cumulative effect of a change in accounting principle and the gain on disposal of discontinued operations for the prior nine months ended April 30, 2006, was $20,919,000, or $1.52 per diluted share. During the first nine months of fiscal 2006 the Company realized a net gain of $20,640,000, or $1.50 per diluted share, from the sale of its Camtronics Medical Systems subsidiary to Emageon, Inc. of Birmingham, Alabama. As a result of the sale, the Company classified the Camtronics business as a discontinued operation and recast its financial statements accordingly to represent the operation as discontinued.

Net income for the nine months ended April 30, 2007, was $7,058,000, or $0.50 per diluted share, compared with a net income of $33,589,000, or $2.44 per diluted share, for the same period a year earlier.

Medical imaging revenues for the third quarter were up 17% over the prior year. Revenues for clinical ultrasound systems were up 11%, while revenues for digital radiography systems and subsystems, as expected, were down 55%. Security technology revenues increased a modest 3%.

Jim Green, the recently appointed President and CEO, commented, “Under Bernard Gordon’s leadership as Executive Chairman during the second and third quarters, the Company has made substantial progress. The Company improved from a loss in the first quarter to a profitable second quarter, and an even better third quarter. Bernie successfully implemented the ten-point program he articulated last November when he agreed to serve as Executive Chairman on an interim basis. The Company has eliminated losses in its end-user Medical Computed Tomography (CT) business and significantly reduced the losses for its end-user digital radiography systems business. General and Administrative expenses have been reduced, and Research and Development projects and related expenditures brought under more focused control. The Company has also initiated programs to eliminate duplication and to re-establish a culture of interdependence among the operating units, drawing on Analogic’s well known work ethic. As a result, Analogic is a stronger Company today technologically and financially.

“I am particularly pleased to note that our medical business is performing well. We appear to enjoy a growing demand for our advanced multi-slice Data Acquisition Systems (DASs) and other subsystems for CT. Shipments of power systems for Magnetic Resonance Imaging (MRI) rose, although revenue for digital radiography subsystems was down substantially from a very strong third quarter a year ago. This was due in large part to an anticipated reduction in demand for Anrad’s digital flat-panel detectors following record shipments last year. However, we expect Anrad’s business to improve next fiscal year as a result of the major contract announced in May.”

Subsequent to the end of the quarter Analogic announced an agreement for Anrad to develop and supply advanced flat-panel digital radiography detector plates to Siemens for a new family of digital mammography systems. After the quarter closed, the Company also announced an agreement granting CAS Medical Systems, Inc., of Branford, Connecticut, exclusive worldwide rights to market and sell Analogic’s LIFEGARD® Family of non-invasive patient monitors. This arrangement is expected to increase sales while Analogic develops and manufactures additional patient monitors for CAS Medical.

After the close of the third quarter, Bio-Imaging Research, Inc. (BIR), of Lincolnshire, Illinois, of which Analogic had approximately 17% ownership, declared a dividend and made a dividend payment of $1,429,000 to the Company on May 24, 2007. Also on that day Analogic sold its entire ownership interest in BIR for approximately $3,714,000, of which $2,807,000 was paid in cash upon closing with the remaining $907,000 to be held in escrow for up to two years to secure any indemnification claims. The Company expects to record income before taxes on the sale and related dividend income of approximately $4,036,000 during the fourth quarter of fiscal year 2007, and will recognize the escrow balance, less any amount used to satisfy indemnification claims, as income before taxes as the cash is received.

Security revenues were essentially flat for the quarter as Analogic shipped 15 EXplosive Assessment Computed Tomography (EXACT™) systems, compared to 17 units the previous third quarter. An order for upgraded EXACT systems, known as the AN6400, is expected in the relatively near future. The Company also expects its COBRA Checkpoint Security System to be certified by the U.S. Transportation Security Administration (TSA) this summer and additional orders to be placed early next fiscal year.

Green concluded, “Our medical business is now growing profitably, with a number of exciting opportunities ahead. Our security business is preparing to put several major new systems into production over the course of the next year. Overall, we are now well positioned to take advantage of opportunities for significant growth, to better ensure our future as The World Resource for Health and Security Technology.”

CONFERENCE CALL
Analogic will conduct an investor conference call on Thursday, June 7, at 11:00 a.m. ET to discuss results for the third quarter ended April 30, 2007, and recent developments.

Call 1-866-823-6992 approximately five to ten minutes before the conference is scheduled to begin. Inform the operator that you wish to join the Analogic conference, Pass Code 03391. You will then be asked for your name, organization, and telephone number and be connected to the conference. To listen to the live audio webcast, visit www.analogic.com approximately five to ten minutes before the conference is scheduled to begin.

A replay of the conference call webcast will be archived on the Company’s website at www.analogic.com approximately three hours after the call is completed and will be available through Thursday, June 28. A telephone digital replay will be available approximately two hours after the call is completed through midnight (ET), Thursday, June 14. To access the digital replay, dial 1-877-919-4059, or 1-334-323-7226 for international callers. The conference ID number is 13846685. For more information on the conference call, visit www.analogic.com, call 978-326-4213, or email proberts@analogic.com.

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, and Embedded Multiprocessing.
This press release contains the Company’s or management’s intentions, hopes, beliefs, expectations or predictions. These are considered “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements (statements that are not historical facts) in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements, including statements about product development, market and industry trends, strategic initiatives, regulatory approvals, sales, profits, expenses, price trends, research and development expenses and trends, and capital expenditures involve risk and uncertainties. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the Company’s periodic reports filed with the SEC under the heading “Business Environment and Risk Factors.” In addition, the forward-looking statements included in this press release represent the Company’s views as of June 7, 2007. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to June 7, 2007.

Consolidated Statements of Operations (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006

Net revenue:
Products	$76,541	$75,670	$229,851	$247,355
Engineering	5,075	3,415	10,460	13,346
Other	2,273	2,221	7,538	7,026

Total net revenue	83,889	81,306	247,849	267,727

Cost of sales:
Products	46,369	46,606	141,644	148,103
Engineering	2,988	4,222	9,286	14,064
Other	1,755	1,348	4,837	3,926
Asset impairment charges	—	—	8,625	1,179

Total cost of sales	51,112	52,176	164,392	167,272

Gross margin	32,777	29,130	83,457	100,455

Operating expenses:
Research and product development	11,511	12,382	35,769	39,558
Selling and marketing	6,948	6,972	21,444	21,600
General and administrative	8,201	8,757	25,691	27,058
Restructuring and asset impairment charges	—	84	1,080	1,612

Total operating expenses	26,660	28,195	83,984	89,828

Income (loss) from operations	6,117	935	(527)	10,627

Other income expense:
Net interest income	3,163	2,610	9,532	7,112
Equity gain (loss) in unconsolidated affiliates	(456)	(332)	(587)	(787)
Other	161	116	194	158

Total other income	2,868	2,394	9,139	6,483

Income from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	8,985	3,329	8,612	17,110
Provision (benefit) for income taxes	1,987	819	1,554	4,440

Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	6,998	2,510	7,058	12,670
Income from discontinued operations (net of income taxes of $126)	—	—	—	159
Gain on disposal of discontinued operations (net of income taxes of $9,104)	—	—	—	20,640
Cumulative effect of change in accounting principle (net of income taxes of $61)	—	—	—	120

Net income	$6,998	$2,510	$7,058	$33,589

Basic earnings per share:
Income from continuing operations	$0.51	$0.18	$0.51	$0.93
Income from discontinued operations, net of tax	—	—	—	0.01
Gain on disposal of discontinued operations, net of tax	—	—	—	1.51
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.01

Net income	$0.51	$0.18	$0.51	$2.46

Diluted earnings per share:
Income from continuing operations	$0.50	$0.18	$0.50	$0.92
Income from discontinued operations, net of tax	—	—	—	0.01
Gain on disposal of discontinued operations, net of tax	—	—	—	1.50
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.01

Net income	$0.50	$0.18	$0.50	$2.44

Dividends declared per share	$0.10	$0.10	$0.30	$0.28

Shares outstanding:
Basic	13,874	13,732	13,862	13,667
Diluted	14,003	13,956	13,981	13,834

Condensed Consolidated Balance Sheets (in thousands)

	April 30,	July 31,
	2007	2006
	(Unaudited)	(Audited)
Assets:
Cash, cash equivalents and marketable securities	$273,755	$258,237
Accounts and notes receivable, net	51,933	52,112
Inventories	55,411	55,518
Other current assets	29,084	24,968

Total current assets	410,183	390,835

Property, plant and equipment, net	81,110	81,853
Other assets	13,964	15,957

Total Assets	$505,257	$488,645

Liabilities and Stockholders’ Equity:
Accounts payable	$19,078	$17,372
Accrued liabilities	23,643	24,111
Advance payments and deferred revenue	10,976	9,386
Accrued income taxes	8,543	5,011
Total current liabilities	62,240	55,880

Deferred income taxes	977	840

Total long-term liabilities	977	840

Stockholders’ Equity	442,040	431,925

Total Liabilities and Stockholders’ Equity	$505,257	$488,645